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                                                                       EXHIBIT 5


                                    WRL LETTERHEAD




June 19, 1998



Western Reserve Life Assurance Co. of Ohio
201 Highland Avenue
Largo, Florida 33770

      RE:   REGISTRATION NO. 333-

Gentlemen:

           This opinion is furnished in connection with the initial registration by Western Reserve Life Assurance Co. of Ohio of flexible premium variable life insurance policies ("Policies") under the Securities Act of 1933. The Prospectus included in the Registration Statement on Form S-6 describes the Policies. The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereof.

           In my opinion, the illustrations of death benefits, cash values and net surrender values included in the section entitled "Illustrations of Cash Value, Net Cash Value and Life Insurance Benefits" of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies.

           I hereby consent to use of this opinion as an exhibit to the Initial Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Very truly yours,



/s/ Frederick J. Garland, Jr.
Frederick J. Garland, Jr., FSA